Filed pursuant to Rule 424(b)(3)
Registration No. 333-147414

SUPPLEMENT NO. 15 DATED JULY 17, 2009

TO PROSPECTUS DATED APRIL 25, 2008

APPLE REIT NINE, INC.

The following information supplements the prospectus of Apple REIT Nine, Inc. dated April 25, 2008 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 15 (which is cumulative and replaces all prior Supplements).

Status of the Offering	S – 3
Incorporation by Reference	S – 5
Summary Overview	S – 7
Potential Acquisitions	S – 12
Summary of Contracts for Our Properties	S – 13
Financial and Operating Information for Our Properties	S – 16
Management	S – 20
Selected Financial Data	S – 24
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S – 25
Experts	S – 26
Experience of Prior Programs	S – 28
Index to Financial Statements	F – 1

Certain forward-looking statements are included in the prospectus and this supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “Fairfield Inn & Suites,” “TownePlace Suites,” “Marriott,” “SpringHill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Nine, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites,” “Embassy Suites” and “Hilton Garden Inn” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Nine, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on May 14, 2008. We are continuing the offering at $11 per unit in accordance with the prospectus. We registered to sell a total of 182,251,082 units. As of June 25, 2009, 115,718,485 units remain unsold. We will offer units until April 25, 2010, unless the offering is extended, provided that the offering will be terminated if all of the units are sold before then.

As of June 25, 2009, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	9,523,810	$100,000,000	$90,000,000
$11.00	57,008,787	$627,096,664	$564,386,998

Total	66,532,597	$727,096,664	$654,386,998

Our distributions since the initial capitalization through March 31, 2009 totaled approximately $22.9 million of which approximately $14.7 million was used to purchase additional units under the Company’s best-efforts offering. Thus the net cash distributions were $8.2 million. Our distributions were paid at a monthly rate of $0.073334 per common share beginning in June 2008. For the same period our net cash generated from operations, from our Consolidated Statements of Cash Flows, was approximately $5.5 million. We funded $5.5 million of the net $8.2 million distributions through March 31, 2009 with net cash from operating activities. The remaining $2.7 million of the net $8.2 million distributions through March 31, 2009 was funded with offering proceeds (assuming we had no other receipts, borrowings or disbursements).

During the initial phase of our operations, we may, due to the inherent delay between raising capital and investing that same capital in income producing real estate, have a portion of our distributions funded from offering proceeds. Our objective in setting a distribution rate is to project a rate, that will provide consistency over the life of the program, taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles. We anticipate that we may need to utilize debt, offering proceeds and cash from operations to meet this objective. We evaluate the distribution rate on an ongoing basis and may make changes if we feel the rate is not appropriate based on available cash resources. The following table summarizes distributions made in each quarter of 2008 and 2009:

2008
Quarter 1	$—
Quarter 2	893,000
Quarter 3	4,788,000
Quarter 4	7,331,000

13,012,000

2009
Quarter 1	9,889,000

Total	$22,901,000

Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we have had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from the offering of units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. In May 2008, our Board of Directors established a policy for an annualized dividend rate of $0.88 per common share, payable in monthly distributions. We intend to continue paying dividends on a monthly basis, consistent with the annualized dividend rate established by our Board of Directors. Our Board of Directors, upon the recommendation of the Audit Committee, may amend or establish a new annualized dividend rate. Since a portion of distributions has to date been funded with proceeds from the offering of units, our ability to maintain our current intended rate of distributions will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. Since there can be no assurance of our ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate.

For the year ended December 31, 2008, as stated in Note 1 to our consolidated financial statements for that period, 58% of distributions made to investors represented a return of capital and the remaining 42% represented ordinary income. Proceeds of the offering which are distributed are not available for investment in properties. See “Risk Factors”—“We may be unable to make distributions to our shareholders,” on page 28 of the prospectus, and “Our distributions to our shareholders may not be sourced from operating cash flow but from offering proceeds or indebtedness and this will decrease our distributions in the future,” on page 29 of the prospectus.

In connection with our offering of units, the suitability standards for purchasers in the State of California require that each California purchaser must certify that (i) the purchaser has annual gross income of at least $75,000 with a net worth (exclusive of home, home furnishings and automobiles) of at least $150,000, or a net worth (exclusive of home, home furnishings and automobiles) of at least $250,000; and (ii) units purchased do not exceed 10% of the purchaser’s net worth (exclusive of home, home furnishings and automobiles).

The exemption from registration provided under Section 25104(h) of the California Corporations Code will not be available for resales of units purchased in this offering.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.” The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-147414), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 4, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 5, 2009;

•	Current Report on Form 8-K/A filed with the SEC on October 10, 2008; includes the financial statements for the Tucson, Arizona Hilton Garden Inn Hotel and the required pro forma financial information;

•

Current Report on Form 8-K filed with the SEC on October 22, 2008; includes the financial statements for SCI Lewisville Hotel, Ltd. (previous owner of the Lewisville, Texas Hilton Garden Inn); SCI Duncanville Hotel, Ltd. (previous owner of the Duncanville, Texas Hilton Garden Inn) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on October 24, 2008; includes the financial statements for RSV Twinsburg Hotel, Ltd (previous owner of the Twinsburg, Ohio Hilton Garden Inn) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on October 24, 2008; includes the financial statements for Charlotte Lakeside Hotel, L.P. (previous owner of the Charlotte, North Carolina Homewood Suites); Santa Clarita Courtyard; Allen Stacy Hotel, Ltd. (previous owner of the Allen, Texas Hampton Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on January 12, 2009; includes the financial statements for the Beaumont, Texas—Residence Inn by Marriott; Santa Clarita Hotels Portfolio; SCI Allen Hotel, Ltd. (previous owner of the Allen, Texas Hilton Garden Inn); Pueblo, Colorado Hampton Inn & Suites and the required pro forma financial information;

•	Current Report on Form 8-K/A filed with the SEC on January 12, 2009; includes the financial statements for the Bristol, Virginia—Courtyard Marriott and the required pro forma financial information;

•	Current Report on Form 8-K/A filed with the SEC on January 27, 2009; includes the financial statements for the Durham, North Carolina—Homewood Suites and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on January 27, 2009; includes the financial statements for RMRVH Jackson, LLC CYRMR Jackson, LLC and VH Fort Lauderdale Investment Ltd (previous owners of the Jackson, Tennessee Courtyard; Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on January 27, 2009; includes the financial statements for RMRVH Jackson, LLC CYRMR Jackson, LLC and VH Fort Lauderdale Investment Ltd (previous owners of the Jackson, Tennessee Courtyard; Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn); Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of the Pittsburgh, Pennsylvania Hampton Inn) and the required pro forma financial information;

•

Current Report on Form 8-K filed with the SEC on April 15, 2009; includes the financial statements for Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites; and Austin, Texas Hampton Inn) and the required pro forma financial information; and

•

Current Report on Form 8-K/A filed with the SEC on April 15, 2009; includes the financial statements for Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites; and Austin, Texas Hampton Inn) and the required pro forma financial information.

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common shares, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 814 East Main Street, Richmond, Virginia 23219, Attention: Kelly Clarke, (804) 344-8121. The documents also may be accessed on our website at www.applereitnine.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

SUMMARY OVERVIEW

Purchase Summary

We currently own, through our subsidiaries, a total of 29 hotels. These hotels contain a total of 3,481 guest rooms. They were purchased for an aggregate gross purchase price of $475,097,159. Financial and operating information about these hotels is provided in another section below.

In addition, we currently own, through one of our subsidiaries, approximately 417 acres of land located on 113 individual sites in the Ft. Worth, Texas area. The purchase price for this land was approximately $147,000,000. Additional information about this land and the underlying ground lease is provided in another section below. Under the ground lease, we will receive monthly rental payments.

Loan Assumptions

The purchase contracts for six of our hotels required us to assume loans secured by these hotels. The total outstanding aggregate principal balance of the assumed loans was $53,803,724. Each of the assumed loans has a non-recourse structure, which means that the lender generally must rely on the property, rather than the borrower, as the lender’s source of repayment in any collection action. There are exceptions to the non-recourse structure in certain situations, such as misappropriation of funds and environmental liabilities. In these situations, the lender would be permitted to seek repayment from the guarantor or indemnitor of the loan, which is one of our indirect wholly-owned subsidiaries.

Source of Funds and Related Party Payments

Our hotel and land purchases were funded primarily by the proceeds from our ongoing offering of units. We also used our offering proceeds to pay approximately $12.5 million, representing 2% of the gross purchase price for our hotel and land purchases, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

We have entered into a property acquisition and disposition agreement with Apple Suites Realty Group, Inc. to acquire and dispose of our real estate assets. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services.

We have entered into an advisory agreement with Apple Nine Advisors, Inc. to manage us and our assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by us in addition to certain reimbursable expenses will be payable for these services. Apple Nine Advisors, Inc. has entered into an agreement with Apple REIT Six, Inc. to provide certain management services to us. We will reimburse Apple Nine Advisors, Inc. for the cost of the services provided by Apple REIT Six, Inc. Apple Nine Advisors, Inc. in turn will pay Apple REIT Six, Inc. for the cost of the services provided by Apple REIT Six, Inc. Apple Nine Advisors, Inc. is owned by Glade M. Knight, who is also the Chairman and Chief Executive Officer of Apple REIT Six, Inc.

David Lerner Associates, Inc., Apple Suites Realty Group, Inc. and Apple Nine Advisors, Inc. earned the compensation and expense reimbursements shown below in connection with their services from inception through the period ending March 31, 2009 relating to our offering phase, acquisition phase and operations phase.

David Lerner Associates, Inc. is not related to Apple Suites Realty Group, Inc. or Apple Nine Advisors, Inc.

As described on page 42 of the prospectus under the heading “Compensation” and as shown below, we pay certain fees and expenses as they are incurred, while others accrue and will be paid in future periods, subject in some cases to the achievement of performance criteria. We did not incur any amounts in connection with our disposition phase through March 31, 2009.

Cumulative through March 31, 2009

	Incurred	Paid	Accrued
Offering Phase
Selling commissions paid to David Lerner Associates, Inc. in connection with the offering	$43,343,200	$43,343,200	$—
Marketing Expense Allowance paid to David Lerner Associates, Inc. in connection with the offering	14,447,800	14,447,800	—

	57,791,000	57,791,000

Acquisition Phase
Acquisition commission paid to Apple Suites Realty Group, Inc.	7,388,000	7,388,000	—

Operations Phase
Asset management fee paid to Apple Nine Advisors, Inc.	295,000	295,000	—
Reimbursement of costs paid to Apple Nine Advisors, Inc.	946,000	946,000	—

State and Franchise Summary

The map below shows the states in which our hotels are located, and the following charts summarize our room and franchise information.

States in which Our Hotels are Located

Number of Guest Rooms by State

Type and Number of Hotel Franchises

Ownership, Leasing and Management Summary

Each of our hotels has been leased to one of our indirect wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the “manager.”

The hotel lease agreements and the management agreements are among the contracts described in another section below. The table below specifies the franchise, hotel owner, lessee and manager for our hotels:

	Hotel Location	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
1.	Tucson, Arizona	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Texas Western Management Partners, L.P.
2.	Charlotte, North Carolina	Homewood Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	MHH Management, LLC
3.	Santa Clarita, California	Courtyard	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC
4.	Allen, Texas	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services, Inc.	Gateway Hospitality Group, Inc. (b)
5.	Twinsburg, Ohio	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Gateway Hospitality Group, Inc. (b)
6.	Lewisville, Texas	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services, Inc.	Gateway Hospitality Group, Inc. (b)
7.	Duncanville, Texas	Hilton Garden Inn	Apple Nine SPE Duncanville, Inc.	Apple Nine Services Duncanville, Inc.	Gateway Hospitality Group, Inc. (b)
8.	Santa Clarita, California	Hampton Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC (b)
9.	Santa Clarita, California	Residence Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC (b)
10.	Santa Clarita, California	Fairfield Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC (b)
11.	Beaumont, Texas	Residence Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services II, Inc.	Texas Western Management Partners, L.P. (b)
12.	Pueblo, Colorado	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC
13.	Allen, Texas	Hilton Garden Inn	Apple Nine SPE Allen, Inc.	Apple Nine Services Allen, Inc.	Gateway Hospitality Group, Inc. (b)
14.	Bristol, Virginia	Courtyard	Apple Nine SPE Bristol, Inc.	Apple Nine Services Bristol, Inc.	LBAM-Investor Group, L.L.C.
15.	Durham, North Carolina	Homewood Suites	Apple Nine North Carolina, L.P.	Apple Nine Hospitality Management, Inc.	MHH Management, LLC
16.	Hattiesburg, Mississippi	Residence Inn	Sunbelt-RHM, L.L.C.	Apple Nine Hospitality Management, Inc.	LBAM-Investor Group, L.L.C. (b)
17.	Jackson, Tennessee	Courtyard	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Vista Host, Inc. (b)
18.	Jackson, Tennessee	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Vista Host, Inc. (b)
19.	Fort Lauderdale, Florida	Hampton Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Vista Host, Inc. (b)
20.	Pittsburgh, Pennsylvania	Hampton Inn	Apple Nine Pennsylvania Business Trust	Apple Nine Hospitality Management, Inc.	Vista Host, Inc. (b)
21.	Frisco, Texas	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services II, Inc.	Texas Western Management Partners, L.P.
22.	Round Rock, Texas	Hampton Inn	Apple Nine SPE Round Rock, Inc.	Apple Nine Services Round Rock, Inc.	Vista Host, Inc. (b)
23.	Panama City, Florida	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.
24.	Austin, Texas	Homewood Suites	Apple Nine SPE Austin Northwest, Inc.	Apple Nine Services Austin Northwest, Inc.	Vista Host, Inc. (b)

	Hotel Location	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
25.	Austin, Texas	Hampton Inn	Apple Nine SPE Austin Arboretum, Inc.	Apple Nine Services Austin Arboretum, Inc.	Vista Host, Inc. (b)
26.	Dothan, Alabama	Hilton Garden Inn	Sunbelt—GDA, L.L.C.	Apple Nine Hospitality Management, Inc.	LBAM-Investor Group, L.L.C. (b)
27.	Troy, Alabama	Courtyard	Sunbelt—CTY, L.L.C.	Apple Nine Hospitality Management, Inc.	LBAM-Investor Group, L.L.C. (b)
28.	Orlando, Florida	Fairfield Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Fairfield FMC, LLC
29.	Orlando, Florida	SpringHill Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	SpringHill SMC, LLC

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.
(b)	The hotels specified were purchased from an affiliate of the indicated manager.

We have no material relationship or affiliation with the hotel sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own and any related documents.

POTENTIAL ACQUISITIONS

Purchase Contracts

We have entered into, or caused one of our indirect wholly-owned subsidiaries to enter into, purchase contracts for 12 other hotels. These contracts are for direct hotel purchases or, in certain cases, a purchase of the entity that currently owns the hotel. The following table summarizes the hotel and contract information:

Purchase Contracts for Potential Hotel Acquisitions (a)

	Hotel Location	Franchise	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1.	Hillsboro, Oregon (b)	Embassy Suites	October 3, 2008	165	$32,500,000
2.	Hillsboro, Oregon (b)	Hampton Inn & Suites	October 3, 2008	106	14,500,000
3.	Clovis, California (b)	Hampton Inn & Suites	October 17, 2008	86	11,150,000
4.	Clovis, California (b)	Homewood Suites	October 17, 2008	83	12,435,000
5.	Albany, Georgia (b)	Fairfield Inn & Suites	October 20, 2008	87	7,919,790
6.	Panama City, Florida (b)	TownePlace Suites	October 20, 2008	103	10,640,346
7.	Johnson City, Tennessee (b)	Courtyard	October 20, 2008	90	9,879,788
8.	Houston, Texas (b)	Marriott	October 29, 2008	206	51,000,000
9.	Baton Rouge, Louisiana (b)	SpringHill Suites	November 14, 2008	119	15,100,000
10.	Holly Springs, North Carolina (b)	Hampton Inn	January 6, 2009	124	14,880,000
11.	Fort Worth, Texas (b)	TownePlace Suites	May 7, 2009	140	18,460,000
12.	Rochester, Minnesota (b)	Hampton Inn & Suites	November 14, 2008	124	14,136,000

			Total	1,433	$212,600,924

Notes for Table:

(a)	The table lists all of our current purchase contracts for potential hotel acquisitions but does not include any terminated purchase contracts.
(b)	The indicated hotels are currently under construction. The table shows the expected number of rooms upon hotel completion and the expected franchise.

In general, each purchase contract listed above required a deposit upon (or shortly after) execution. An additional deposit is typically due upon the expiration of the contract review period. If a closing occurs under a purchase contract, the initial and additional deposits are credited toward the purchase price. If a closing does not occur because the seller fails to satisfy a condition to closing or breaches the purchase contract, the applicable deposits would be refunded to us. The total of both the initial and additional deposits for the purchase contracts listed above is $925,000.

The purchase contracts listed for the hotels in Baton Rouge, Louisiana and Rochester, Minnesota were originally executed by a subsidiary of Apple REIT Eight, Inc. One of our subsidiaries entered into a series of assignment of contracts with a subsidiary of Apple REIT Eight, Inc. to become the purchaser under these purchase contracts. In addition to our subsidiary assuming all of the rights and obligations under each purchase contract, we caused our subsidiary to reimburse the assignor for the initial deposits made by Apple REIT Eight, Inc. and transactional costs paid by Apple REIT Eight, Inc. to third parties. There are no additional deposits required under these purchase contracts. No consideration or fees were paid to Apple REIT Eight, Inc. or its subsidiaries for the assignment of the purchase contracts, except the reimbursement payments mentioned above. These reimbursement payments did not constitute or result in a profit for Apple REIT Eight, Inc. Our Chairman and Chief Executive Officer, Glade M. Knight is also the Chairman and Chief Executive Officer of Apple REIT Eight, Inc.

For each purchase contract listed above, there are material conditions to closing that presently remain unsatisfied. Accordingly, there can be no assurance at this time that a closing will occur under any of these purchase contracts.

SUMMARY OF CONTRACTS

FOR OUR PROPERTIES

Hotel Lease Agreements

Each of our recently purchased hotels is covered by a separate hotel lease agreement between the owner (one of our indirect wholly-owned subsidiaries) and the applicable lessee (another one of our indirect wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. The applicable lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Shown below is the annual base rent and the lease commencement date for our hotels:

	Hotel	Franchise	Annual Base Rent	Date of Lease Commencement
1.	Tucson, Arizona	Hilton Garden Inn	$1,669,903	July 31, 2008
2.	Charlotte, North Carolina	Homewood Suites	435,654	September 24, 2008
3.	Santa Clarita, California	Courtyard	1,225,125	September 24, 2008
4.	Allen, Texas	Hampton Inn & Suites	1,066,725	September 26, 2008
5.	Twinsburg, Ohio	Hilton Garden Inn	1,478,217	October 7, 2008
6.	Lewisville, Texas	Hilton Garden Inn	1,576,353	October 16, 2008
7.	Duncanville, Texas	Hilton Garden Inn	1,435,865	October 21, 2008
8.	Santa Clarita, California	Hampton Inn	1,313,780	October 29, 2008
9.	Santa Clarita, California	Residence Inn	1,466,370	October 29, 2008
10.	Santa Clarita, California	Fairfield Inn	724,283	October 29, 2008
11.	Beaumont, Texas	Residence Inn	1,441,097	October 29, 2008
12.	Pueblo, Colorado	Hampton Inn & Suites	892,184	October 31, 2008
13.	Allen, Texas	Hilton Garden Inn	1,532,670	October 31, 2008
14.	Bristol, Virginia	Courtyard	1,549,438	November 7, 2008
15.	Durham, North Carolina	Homewood Suites	1,513,520	December 4, 2008
16.	Hattiesburg, Mississippi	Residence Inn	931,911	December 11, 2008
17.	Jackson, Tennessee	Courtyard	1,122,462	December 16, 2008
18.	Jackson, Tennessee	Hampton Inn & Suites	1,161,585	December 30, 2008
19.	Fort Lauderdale, Florida	Hampton Inn	1,364,291	December 31, 2008
20.	Pittsburgh, Pennsylvania	Hampton Inn	1,857,295	December 31, 2008
21.	Frisco, Texas	Hilton Garden Inn	1,185,726	December 31, 2008
22.	Round Rock, Texas	Hampton Inn	960,187	March 6, 2009
23.	Panama City, Florida	Hampton Inn & Suites	799,538	March 12, 2009
24.	Austin, Texas	Homewood Suites	1,615,036	April 14, 2009
25.	Austin, Texas	Hampton Inn	1,486,210	April 14, 2009
26.	Dothan, Alabama	Hilton Garden Inn	1,047,042	June 1, 2009
27.	Troy, Alabama	Courtyard	794,047	June 18, 2009
28.	Orlando, Florida	Fairfield Inn & Suites	1,418,182	July 1, 2009
29.	Orlando, Florida	SpringHill Suites	1,745,424	July 1, 2009

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of our hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our indirect wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Franchise Agreements

In general, for the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the applicable lessee (as specified in a previous section) and Marriott International, Inc. or an affiliate. Each relicensing franchise agreement provides for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments. In addition, we have caused Apple Nine Hospitality, Inc. or another one of our subsidiaries to provide a separate guaranty of the payment and performance of the applicable lessee under the relicensing franchise agreement.

For the hotels franchised by Hilton Hotels Corporation or one of its affiliates, there is a franchise license agreement between the applicable lessee and Hilton Hotels Corporation or an affiliate. Each franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Nine Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable franchise license agreement.

The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate. These agreements may be terminated for various reasons, including failure by the applicable lessee to operate in accordance with the standards, procedures and requirements established by the franchisor.

Ft. Worth, Texas Land

On January 21, 2009, we caused one of our wholly-owned subsidiaries to enter into a purchase and sale contract for certain parcels of land located in the Ft. Worth, Texas area. Upon completing the preliminary closing, which occurred on April 7, 2009, under the terms and conditions of the purchase and sale contract dated as of January 21, 2009, as amended, we acquired equitable title to the surface of approximately 417 acres of land located on 113 individual sites. The recorded fee simple title will be completed and conveyed to us by the final closing date, which is the earlier of November 30, 2009 or the completion of platting each of the 113 sites with the relevant governmental localities. In connection with the preliminary closing, we caused one of our indirect wholly-owned subsidiaries, Apple Nine Ventures Ownership, Inc., to enter into a ground lease agreement dated April 7, 2009 for this land (the “Lease”). Each of the 113 individual sites is between approximately two and eleven acres in size. The 113 individual sites are located in four counties (Tarrant, Johnson, Dallas and Ellis) in and around the Ft. Worth, Texas area.

The Lease is with Chesapeake Operating, Inc. (the “Tenant”), a subsidiary of Chesapeake Energy Corporation. Chesapeake Energy Corporation is a guarantor of the Lease. The Lease has an initial term of 40 years with five renewal options of five years each, exercisable by the Tenant. The table below sets forth the annual and monthly rent amounts for all of the 113 individual sites under the initial term of the Lease:

Lease Term	Annual	Monthly
Lease Years 1-5	$15,458,400	$1,288,200
Lease Years 6-10	17,004,240	1,417,020
Lease Years 11-15	18,704,664	1,558,722
Lease Years 16-20	20,575,130	1,714,594
Lease Years 21-25	22,632,643	1,886,054
Lease Years 26-30	24,895,908	2,074,659
Lease Years 31-40	27,385,499	2,282,125

Payments under the Lease are required to be made monthly in advance. Under the Lease, the Tenant has the right to assign the Lease or sublease all or any portion of one or more of the 113 individual sites to an affiliate of the Tenant without our consent. However, no assignment or sublease relieves the Tenant of its obligations under the terms and conditions of the Lease.

Currently, the Tenant is using over 40% of the sites for natural gas production and anticipates using the remaining sites for natural gas production. We have no present intention to use the land for any other purpose. Under the Lease, the Tenant is responsible for all operating costs associated with the land including, maintenance, utilities, insurance, property taxes, environmental, zoning, permitting, etc. and the Tenant is required to maintain the land in good condition.

Our management believes that all of the sites are adequately covered by insurance. The Tenant and Chesapeake Energy Corporation do not have any material relationship with us or our subsidiaries, other than through the Lease and the purchase and sale contract dated January 21, 2009, as amended. Chesapeake Energy Corporation is a publically held company that is traded on the New York Stock Exchange. Chesapeake Energy Corporation is the largest independent producer of natural gas in the United States with interests in over 41,000 producing, natural gas and oil wells. As of March 31, 2009, Chesapeake Energy Corporation had total assets of approximately $30.0 billion and assets net of liabilities of approximately $11.8 billion. For the year ended December 31, 2008, Chesapeake Energy Corporation had total revenue of $11.6 billion, net income of $723 million and cash flow from operations of $5.2 billion. Our investors will acquire no interest in Chesapeake Energy Corporation or its assets or any related parties by purchasing units in this offering.

FINANCIAL AND OPERATING INFORMATION

FOR OUR PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about our hotels:

Table 1. General Information

	Hotel Location	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)	Purchase Date
1.	Tucson, Arizona	Hilton Garden Inn	125	$18,375,000	$120-149	$17,397,150	July 31, 2008
2.	Charlotte, North Carolina	Homewood Suites	112	5,750,000	129-189	4,729,410	September 24, 2008
3.	Santa Clarita, California	Courtyard	140	22,700,000	129-209	18,243,805	September 24, 2008
4.	Allen, Texas	Hampton Inn & Suites	103	12,500,000	144-159	11,100,086	September 26, 2008
5.	Twinsburg, Ohio	Hilton Garden Inn	142	17,792,440	134-161	16,387,690	October 7, 2008
6.	Lewisville, Texas	Hilton Garden Inn	165	28,000,000	149-176	24,529,875	October 16, 2008
7.	Duncanville, Texas	Hilton Garden Inn	142	19,500,000	143-199	17,779,620	October 21, 2008
8.	Santa Clarita, California	Hampton Inn	128	17,129,348	109	15,358,348	October 29, 2008
9.	Santa Clarita, California	Residence Inn	90	16,599,578	139-199	14,118,232	October 29, 2008
10.	Santa Clarita, California	Fairfield Inn	66	9,337,262	89-119	7,517,608	October 29, 2008
11.	Beaumont, Texas	Residence Inn	133	16,900,000	159-179	15,752,641	October 29, 2008
12.	Pueblo, Colorado	Hampton Inn & Suites	81	8,025,000	149-199	7,157,264	October 31, 2008
13.	Allen Texas	Hilton Garden Inn	150	18,500,000	129-149	16,405,653	October 31, 2008
14.	Bristol, Virginia	Courtyard	175	18,650,000	119-189	17,115,637	November 7, 2008
15.	Durham, North Carolina	Homewood Suites	122	19,050,000	144-209	17,846,600	December 4, 2008
16.	Hattiesburg, Mississippi	Residence Inn	84	9,793,028	139-149	8,910,083	December 11, 2008
17.	Jackson, Tennessee	Courtyard	94	15,200,000	129-139	14,240,000	December 16, 2008
18.	Jackson, Tennessee	Hampton Inn & Suites	83	12,600,000	119-149	11,926,000	December 30, 2008
19.	Fort Lauderdale, Florida	Hampton Inn	109	19,290,434	149-169	18,080,922	December 31, 2008
20.	Pittsburgh, Pennsylvania	Hampton Inn	132	20,457,777	129-159	18,019,257	December 31, 2008
21.	Frisco, Texas	Hilton Garden Inn	102	15,050,000	99-209	12,608,112	December 31, 2008
22.	Round Rock, Texas	Hampton Inn	93	11,500,000	119-139	10,658,652	March 6, 2009
23.	Panama City, Florida	Hampton Inn & Suites	95	11,600,000	159-189	9,995,450	March 12, 2009
24.	Austin, Texas	Homewood Suites	97	17,700,000	149-189	15,866,419	April 14, 2009
25.	Austin, Texas	Hampton Inn	124	18,000,000	129-149	16,587,854	April 14, 2009
26.	Dothan, Alabama	Hilton Garden Inn	104	11,600,836	119-169	10,564,205	June 1, 2009
27.	Troy, Alabama	Courtyard	90	8,696,456	109-159	8,129,696	June 18, 2009
28.	Orlando, Florida	Fairfield Inn & Suites	200	25,800,000	89-109	22,650,000	July 1, 2009
29.	Orlando, Florida	SpringHill Suites	200	29,000,000	94-109	25,850,000	July 1, 2009

	Total		3,481	$475,097,159

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel’s personal property component.

Table 2. Loan Information (a)

	Hotel	Franchise	Assumed Principal Balance of Loan	Annual Interest Rate	Maturity Date
1.	Allen, Texas	Hilton Garden Inn	$10,786,698	5.37%	October 2015
2.	Bristol, Virginia	Courtyard	9,767,131	6.59%	August 2016
3.	Duncanville, Texas	Hilton Garden Inn	13,965,858	5.88%	May 2017
4.	Round Rock, Texas	Hampton Inn	4,175,225	5.95%	May 2016
5.	Austin, Texas	Homewood Suites	7,555,797	5.99%	March 2016
6.	Austin, Texas	Hampton Inn	7,553,015	5.95%	March 2016

			$53,803,724

Note for Table 2:

(a)	This table summarizes loans that (i) pre-dated our purchase, (ii) are secured by our hotels, and (iii) were assumed by our purchasing subsidiary. Each loan provides for monthly payments of principal and interest on an amortized basis.

Table 3. Operating Information (a)

	PART A		Avg. Daily Occupancy Rates (%)
	Hotel Location	Franchise	2004	2005	2006	2007	2008
1.	Tucson, Arizona	Hilton Garden Inn	—	—	—	—	61%
2.	Charlotte, North Carolina	Homewood Suites	63%	78%	76%	71%	53%
3.	Santa Clarita, California	Courtyard	—	—	—	51%	61%
4.	Allen, Texas	Hampton Inn & Suites	—	—	51%	68%	69%
5.	Twinsburg, Ohio	Hilton Garden Inn	62%	64%	63%	66%	66%
6.	Lewisville, Texas	Hilton Garden Inn	—	—	—	42%	63%
7.	Duncanville, Texas	Hilton Garden Inn	—	59%	64%	65%	66%
8.	Santa Clarita, California	Hampton Inn	79%	83%	82%	78%	70%
9.	Santa Clarita, California	Residence Inn	87%	91%	91%	89%	85%
10.	Santa Clarita, California	Fairfield Inn	85%	89%	88%	83%	81%
11.	Beaumont, Texas	Residence Inn	—	—	—	—	85%
12.	Pueblo, Colorado	Hampton Inn & Suites	59%	61%	67%	74%	70%
13.	Allen, Texas	Hilton Garden Inn	67%	73%	73%	68%	65%
14.	Bristol, Virginia	Courtyard	52%	54%	65%	67%	57%
15.	Durham, North Carolina	Homewood Suites	68%	67%	73%	73%	69%
16.	Hattiesburg, Mississippi	Residence Inn	—	—	—	—	—
17.	Jackson, Tennessee	Courtyard	—	—	—	—	52%
18.	Jackson, Tennessee	Hampton Inn & Suites	—	—	—	80%	87%
19.	Fort Lauderdale, Florida	Hampton Inn	80%	85%	85%	89%	85%
20.	Pittsburgh, Pennsylvania	Hampton Inn	66%	76%	73%	80%	81%
21.	Frisco, Texas	Hilton Garden Inn	—	—	—	—	—
22.	Round Rock, Texas	Hampton Inn	62%	73%	81%	85%	80%
23.	Panama City, Florida	Hampton Inn & Suites	—	—	—	—	—
24.	Austin, Texas	Homewood Suites	72%	82%	89%	80%	81%
25.	Austin, Texas	Hampton Inn	67%	76%	82%	80%	77%
26.	Dothan, Alabama	Hilton Garden Inn	—	—	—	—	—
27.	Troy, Alabama	Courtyard	—	—	—	—	—
28.	Orlando, Florida	Fairfield Inn & Suites	—	—	—	—	—
29.	Orlando, Florida	SpringHill Suites	—	—	—	—	—

	PART B		Revenue per Available Room/Suite ($)
	Hotel Location	Franchise	2004	2005	2006	2007	2008
1.	Tucson, Arizona	Hilton Garden Inn	—	—	—	—	$65
2.	Charlotte, North Carolina	Homewood Suites	$45	$55	$62	$67	$51
3.	Santa Clarita, California	Courtyard	—	—	—	$59	$70
4.	Allen, Texas	Hampton Inn & Suites	—	—	$53	$76	$79
5.	Twinsburg, Ohio	Hilton Garden Inn	$57	$62	$64	$69	$71
6.	Lewisville, Texas	Hilton Garden Inn	—	—	—	$50	$72
7.	Duncanville, Texas	Hilton Garden Inn	—	$56	$66	$73	$75
8.	Santa Clarita, California	Hampton Inn	$74	$83	$91	$86	$72
9.	Santa Clarita, California	Residence Inn	$100	$110	$120	$120	$110
10.	Santa Clarita, California	Fairfield Inn	$71	$82	$95	$88	$78
11.	Beaumont, Texas	Residence Inn	—	—	—	—	$133
12.	Pueblo, Colorado	Hampton Inn & Suites	$39	$42	$51	$70	$72
13.	Allen, Texas	Hilton Garden Inn	$62	$72	$77	$76	$74
14.	Bristol, Virginia	Courtyard	$47	$50	$58	$66	$66
15.	Durham, North Carolina	Homewood Suites	$70	$71	$81	$88	$85
16.	Hattiesburg, Mississippi	Residence Inn	—	—	—	—	—
17.	Jackson, Tennessee	Courtyard	—	—	—	—	$58
18.	Jackson, Tennessee	Hampton Inn & Suites	—	—	—	$92	$105
19.	Fort Lauderdale, Florida	Hampton Inn	$75	$90	$102	$112	$105
20.	Pittsburgh, Pennsylvania	Hampton Inn	$60	$71	$75	$90	$101
21.	Frisco, Texas	Hilton Garden Inn	—	—	—	—	—
22.	Round Rock, Texas	Hampton Inn	$50	$61	$72	$81	$85
23.	Panama City, Florida	Hampton Inn & Suites	—	—	—	—	—
24.	Austin, Texas	Homewood Suites	$69	$79	$96	$103	$110
25.	Austin, Texas	Hampton Inn	$52	$63	$74	$83	$93
26.	Dothan, Alabama	Hilton Garden Inn	—	—	—	—	—
27.	Troy, Alabama	Courtyard	—	—	—	—	—
28.	Orlando, Florida	Fairfield Inn & Suites	—	—	—	—	—
29.	Orlando, Florida	SpringHill Suites	—	—	—	—	—

Note for Table 3:

(a)	Information is shown for the last five years of hotel operations, if applicable.

Table 4. Tax and Related Information

	Hotel Location	Franchise	Tax Year		Real Property Tax Rate (e)	Real Property Tax
1.	Tucson, Arizona	Hilton Garden Inn	2008	(a)(d)	3.3%	$84,899
2.	Charlotte, North Carolina	Homewood Suites	2008	(a)	1.3%	$75,716
3.	Santa Clarita, California	Courtyard	2008	(b)	1.2%	$234,393
4.	Allen, Texas	Hampton Inn & Suites	2008	(a)	2.4%	$190,510
5.	Twinsburg, Ohio	Hilton Garden Inn	2008	(a)	2.0%	$207,403
6.	Lewisville, Texas	Hilton Garden Inn	2008	(a)	2.6%	$457,103
7.	Duncanville, Texas	Hilton Garden Inn	2008	(a)	2.7%	$380,508
8.	Santa Clarita, California	Hampton Inn	2008	(b)	1.2%	$156,423
9.	Santa Clarita, California	Residence Inn	2008	(b)	1.2%	$148,451
10.	Santa Clarita, California	Fairfield Inn	2008	(b)	1.2%	$83,504
11.	Beaumont, Texas	Residence Inn	2008	(a)(d)	2.5%	$3,788
12.	Pueblo, Colorado	Hampton Inn & Suites	2008	(a)	2.7%	$61,793
13.	Allen, Texas	Hilton Garden Inn	2008	(a)	2.4%	$330,187
14.	Bristol, Virginia	Courtyard	2008	(a)	1.1%	$74,486
15.	Durham, North Carolina	Homewood Suites	2008	(a)	1.2%	$135,546
16.	Hattiesburg, Mississippi	Residence Inn	2008	(a)(d)	2.5%	$7,497
17.	Jackson, Tennessee	Courtyard	2008	(a)(d)	2.3%	$2,661
18.	Jackson, Tennessee	Hampton Inn & Suites	2008	(a)	2.2%	$78,504
19.	Fort Lauderdale, Florida	Hampton Inn	2008	(a)	2.1%	$135,604
20.	Pittsburgh, Pennsylvania	Hampton Inn	2008	(a)	2.9%	$225,753
21.	Frisco, Texas	Hilton Garden Inn	2008	(a)(d)	2.1%	$52,261
22.	Round Rock, Texas	Hampton Inn	2008	(a)	2.2%	$127,889
23.	Panama City, Florida	Hampton Inn & Suites	2008	(a)(d)	1.0%	$14,790
24.	Austin, Texas	Homewood Suites	2008	(a)	2.2%	$191,259
25.	Austin, Texas	Hampton Inn	2008	(a)	2.2%	$192,946
26.	Dothan, Alabama	Hilton Garden Inn	2008	(c)(d)	3.3%	$7,458
27.	Troy, Alabama	Courtyard	2008	(c)(d)	3.7%	$3,325
28.	Orlando, Florida	Fairfield Inn & Suites	2008	(a)(d)	1.7%	$32,495
29.	Orlando, Florida	SpringHill Suites	2008	(a)(d)	1.7%	$36,525

Notes for Table 4:

(a)	Represents calendar year.
(b)	Represents 12-month period from July 1, 2008 through June 30, 2009.
(c)	Represents 12-month period from October 1, 2007 through September 30, 2008.
(d)	The hotel property consisted of undeveloped land for a portion of the 2008 tax year, and the real property tax for 2008 is not necessarily indicative of property taxes expected for the hotel in the future.
(e)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).

MANAGEMENT

We are expanding our discussion regarding our management, corporate governance and compensation in the prospectus to include the subsections and information below.

Executive Officers

At a meeting on February 12, 2009, our Board of Directors elected Mr. Justin Knight to the office of President and Mrs. Kristian Gathright to the office of Executive Vice President and Chief Operating Officer. These elections were effective immediately. Mr. Knight and Mrs. Gathright have been with the Company since inception. The biographies for Mr. Knight and Mrs. Gathright appear on page 69 of the prospectus within the section captioned “Executive Officers.”

Ownership of Equity Securities by Management

The determination of “beneficial ownership” for purposes of this Supplement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission. References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that Common Shares in fact are beneficially owned by such person.

As of June 25, 2009, the Company had a total of 66,532,607 issued and outstanding Common Shares. There are no shareholders known to the Company who beneficially owned more than 5% of its outstanding voting securities on such date. The following table sets forth the beneficial ownership of the Company’s securities by its directors and executive officers as of the date of this Supplement:

Security Ownership of Management

Title of Class(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Common Shares (voting)	Lisa B. Kern Bruce H. Matson Michael S. Waters Robert M. Wily Glade M. Knight Above directors and executive officers as a group	20,402 20,402 20,402 20,402 10 81,618	* * * * * *

Series A Preferred Shares (non-voting)	Lisa B. Kern Bruce H. Matson Michael S. Waters Robert M. Wily Glade M. Knight Above directors and executive officers as a group	20,402 20,402 20,402 20,402 10 81,618	* * * * * *

Series B Convertible Preferred Shares (non-voting)	Glade M. Knight	480,000	100%

*	Less than one percent of class.
(1)	Executive officers not listed above for a particular class of securities hold no securities of such class. The Series A Preferred Shares are being issued as part of the Company’s best efforts offering of Units. Each Unit consists of one Common Share and one Series A Preferred Share. The Series A Preferred Shares have no voting rights and are not separately tradable from the Common Shares to which they relate.

(2)	Amounts shown for individuals other than Glade M. Knight consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date. The Series B Convertible Preferred Shares are convertible into Common Shares upon the occurrence of certain events, under a formula which is based on the gross proceeds raised by the Company during its best efforts offering of Units.

Information regarding the Company’s equity compensation plan is set forth in note 5 to the Company’s audited consolidated financial statements, which are incorporated by reference into this Supplement.

Corporate Governance

Board of Directors. The Company’s Board of Directors has determined that all of the Company’s directors, except Mr. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (which the Company, although not listed on a national exchange, has adopted for purposes of determining such independence). In making this determination, the Board considered all relationships between the director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors fees and options), (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company, or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity. The Board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the Board is required to disclose the basis for its determination in the Company’s then current annual proxy statement. In addition, the Board has voluntarily adopted, based on rules of the New York Stock Exchange, certain conditions that prevent a director from being considered independent while the condition lasts and then for three years thereafter.

Compensation of Directors

During 2008, the directors of the Company were compensated as follows:

All Directors in 2008. All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors or a committee and in conducting the business of the Company.

Independent Directors in 2008. The independent directors (classified by the Company as all directors other than Mr. Knight) received annual directors’ fees of $15,000, plus $1,000 for each meeting of the Board attended in person and $1,000 for each committee meeting attended. Additionally, the Chair of the Audit Committee receives an additional fee of $2,500 per year and the Chair of the Compensation Committee receives an additional fee of $1,500 per year. Under the Company’s Non-Employee Directors’ Stock Option Plan, each non-employee director received options to purchase 7,936 Units, exercisable at $11 per Unit.

Non-Independent Director in 2008. Mr. Knight received no compensation from the Company for his services as a director.

Director Summary Compensation

Director	Year	Fees Earned	Option Awards(1)	Total
Lisa B. Kern	2008	$20,500	$6,587	$27,087
Bruce H. Matson	2008	18,500	6,587	25,087
Michael S. Waters	2008	18,000	6,587	24,587
Robert M. Wily	2008	19,000	6,587	25,587
Glade M. Knight	2008	—	—	—

(1)	The amounts in this column reflect the amount recognized for financial statement reporting purposes for the period ended December 31, 2008 in accordance with FAS 123(R).

Stock Option Grants

In 2008, the Company adopted a Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for automatic grants of options to acquire Units. The Directors’ Plan applies to directors of the Company who are not employees of the Company.

Since adoption of the Directors’ Plan, none of the participants have exercised any of their options to acquire Units. The following table shows the options to acquire Units that were granted under the Directors Plan:

Option Grants Since Inception

Name(1)	Number of Units Underlying Options Granted
Glade M. Knight	—
Lisa B. Kern	20,402
Bruce H. Matson	20,402
Michael S. Waters	20,402
Robert M. Wily	20,402

(1)	Glade M. Knight is not eligible for the Directors Plan.
(2)	Options granted are exercisable for ten years from the date of grant at an exercise price of $11 per Unit.

Compensation Discussion and Analysis

General Philosophy

The Company’s executive compensation philosophy is to attract, motivate and retain a superior management team. The Company’s compensation program rewards each senior manager for their contribution to the Company. In addition, the Company uses annual incentive benefits that are designed to be competitive with comparable employers and to align management’s incentives with the interests of the Company and its shareholders.

With the exception of the Company’s Chief Executive Officer (“CEO”), the Company compensates its senior management through a mix of base salary and bonus designed to be competitive with comparable employers. The Company has not utilized stock based awards or long term compensation for senior management. The Company believes that a simplistic approach to compensation better matches the objectives of all stakeholders. Each member of the senior management team performs similar functions for Apple REIT Six, Inc. (“A6”), Apple REIT Seven, Inc. (“A7”), Apple REIT Eight, Inc. (“A8”), ASRG, Apple Six Advisors, Inc. (“ASA”), Apple Seven Advisors, Inc. (“A7A”), Apple Eight Advisors, Inc. (“A8A”) and Apple REIT Nine

Advisors, Inc. (“A9A”). As a result each senior manager’s total compensation paid by the Company is proportionate to the estimated amount of time devoted to activities associated with the Company. The CEO is Chairman of the Board of Directors, CEO and majority shareholder of ASRG, ASA, A7A, A8A and A9A each of which has various agreements with the Company and A6, A7 and A8. During 2008, ASRG, ASA, A7A, A8A and A9A received fees of approximately $32.2 million from A6, A7, A8 and A9. The Compensation Committee of the Board of Directors considers these agreements when developing the CEO’s compensation. As a result, the Company’s CEO has historically been compensated a minimal amount by the Company. Annually, the Chairman of the Board of Directors develops the compensation targets of senior management (as well as goals and objectives) with input from other members of senior management and reviews these items with the Compensation Committee of the Board of Directors.

Base and Incentive Salaries

The process of establishing each senior manager’s compensation involves establishing an overall targeted amount and allocating that total between base and incentive compensation. The overall target is developed using comparisons to compensation paid by other public hospitality REITs, and consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their position and the anticipated difficulty to replace the individual. It is the Company’s intention to set this overall target sufficiently high to attract and retain a strong and motivated leadership team, but not so high that it creates a negative perception with our other stakeholders. Once the overall target is established, approximately 75% of that number is allocated to base salary and the remaining 25% is allocated to incentive compensation. The incentive compensation is then allocated 50% to Company overall performance (typically Funds From Operations (FFO) targets) and 50% to each individual’s subjective performance objectives.

Perquisites and Other Benefits

Senior management may participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance and 401K plan. As noted in the Summary Compensation Table below, the Company provides limited perquisites to its Senior Managers.

Summary Compensation Table

Name	Position	Year	Salary	Bonus	All Other Compensation(1)	Total(2)
Glade Knight	Chief Executive Officer	2008	$12,500	$203	$3,525	$16,228
Justin Knight	President	2008	85,750	12,431	7,017	105,198
David McKenney	President, Capital Markets	2008	85,750	12,431	6,616	104,797
Kristian Gathright	Executive Vice President, Chief Operating Officer	2008	61,250	12,431	6,916	80,597
Bryan Peery	Executive Vice President, Chief Financial Officer	2008	47,500	9,640	4,651	61,791

(1)	Includes portion of health insurance, life insurance, parking and 401K match paid by the company.
(2)	As discussed above, represents Apple REIT Nine’s allocated share of each officer’s total compensation.

SELECTED FINANCIAL DATA

(in thousands except per share and statistical data)	Three Months Ended March 31, 2009	Year Ended December 31, 2008	For the period November 9, 2007 (initial capitalization) through December 31, 2007
Revenues:
Room revenue	$16,637	$9,501	$—
Other revenue	2,046	2,023	—

Total revenue	18,683	11,524	—

Expenses:
Hotel operating expenses	11,186	7,422	—
Taxes, insurance and other	1,345	731	—
General and administrative	839	1,288	15
Acquisition related costs	1,028	—	—
Depreciation	2,652	2,277	—
Interest (income) expense, net	83	(2,346)	2

Total expenses	17,133	9,372	17

Net income (loss)	$1,550	$2,152	$(17)

Per Share:
Net income (loss) per common share	$0.03	$0.14	$(1,684.60)
Distributions declared and paid per common share	$0.22	$0.51	$—
Weighted-average common shares outstanding—basic and diluted	45,554	15,852	—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$155,767	$75,193	$20
Investment in real estate, net	$373,355	$346,423	$—
Total assets	$543,665	$431,619	$337
Notes payable	$42,682	$38,647	$151
Shareholders’ equity	$499,580	$389,740	$31
Net book value per share	$9.43	$9.50	$—

Other Data:
Cash Flow From (Used In):
Operating activities	$2,204	$3,317	$(2)
Investing activities	$(29,689)	$(315,322)	$—
Financing activities	$108,059	$387,178	$(26)
Number of hotels owned at end of period	23	21	—
Average Daily Rate (ADR) (a)	$114	$110	$—
Occupancy	64%	59%	—
Revenue Per Available Room (RevPAR) (b)	$73	$65	$—

Funds From Operations Calculation:
Net Income (loss)	$1,550	$2,152	$(17)
Depreciation of real estate owned	2,652	2,277	—

Funds from operations (c)	$4,202	$4,429	$(17)

(a)	Total room revenue divided by number of rooms sold.
(b)	ADR multiplied by occupancy percentage.
(c)	Funds from operations (FFO) is defined as net income (loss) (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. The Company considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(for the three months ended March 31, 2009)

Our Management’s Discussion and Analysis of Financial Conditions and Results of Operation from our most recent Form 10-Q for the quarter ended March 31, 2009 has been incorporated by reference herein. See “Incorporation by Reference” on page S-5 of this Supplement.

(Remainder of Page Intentionally Left Blank)

EXPERTS

The consolidated financial statements of Apple REIT Nine, Inc. appearing in Apple REIT Nine, Inc.’s Annual Report (Form 10-K) at December 31, 2008 and 2007 and for the period from November 7, 2007 (initial capitalization) through December 31, 2007 and the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The separate audited financial statements of (i) the Tucson, Arizona – Hilton Garden Inn and (ii) the Bristol, Virginia – Courtyard Marriott Hotel have been incorporated by reference herein. These financial statements have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of Charlotte Lakeside Hotel, L.P. (previous owner of the Charlotte, North Carolina Homewood Suites) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Schneider & Company Certified Public Accountants, PC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The separate audited financial statements of (i) the Santa Clarita, California Courtyard by Marriott Hotel, (ii) Beaumont, Texas-Residence Inn by Marriott hotel and (iii) Durham, North Carolina—Homewood Suites have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the reports of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The separate audited financial statements of (i) Allen Stacy Hotel, Ltd. (previous owner of the Allen, Texas Hampton Inn & Suites), (ii) RSV Twinsburg Hotel, Ltd. (previous owner of the Twinsburg, Ohio Hilton Garden Inn), (iii) SCI Lewisville Hotel Ltd. (previous owner of the Lewisville, Texas Hilton Garden Inn), (iv) SCI Duncanville Hotel, Ltd. (previous owner of the Duncanville, Texas Hilton Garden Inn) and (v) SCI Allen Hotel, Ltd. (previous owner of the Allen, Texas Hilton Garden Inn) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the reports of Novogradac & Company LLP, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The audited financial statements of the Santa Clarita Hotels Portfolio have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Wilson, Price, Barranco, Blankenship & Billingsley, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The financial statements of the Hampton Inn & Suites, located in Pueblo, Colorado, as of and for the years ended December 31, 2007 and 2006 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of RMRVH Jackson, LLC, CYRMR Jackson, LLC and VH Fort Lauderdale Investment, Ltd (previous owners of Jackson, Tennessee Courtyard, Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The audited financial statements of Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of Pittsburgh, Pennsylvania Hampton Inn) as of and for the year ended December 31, 2007 have been incorporated by reference herein. The 2007 financial statements have been incorporated herein in reliance on the report of Dauby O’Connor & Zaleski, LLC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The audited financial statements of Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of Pittsburgh, Pennsylvania Hampton Inn) as of and for the year ended December 31, 2006 have been incorporated by reference herein. The 2006 financial statements have been incorporated herein in reliance on the report of Deloitte & Touche LLP, independent auditors, and upon the authority of that firm as an expert in accounting and auditing.

The audited financial statements of Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites; and Austin, Texas Hampton Inn) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

EXPERIENCE OF PRIOR PROGRAMS

The tables following this introduction set forth information with respect to certain of the prior real estate programs sponsored by Glade M. Knight, who is sometimes referred to as the “prior program sponsor.” These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. Information in the tables is current as of December 31, 2008. The tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by Glade M. Knight. Regulatory filings and annual reports of Cornerstone, Apple REIT Eight, Apple REIT Seven, Apple REIT Six, Apple Hospitality Five and Apple Hospitality Two will be provided upon request for no cost (except for exhibits, for which there is a minimal charge). In addition, Table VI of this Supplement contains detailed information on the property acquisitions of Apple REIT Six, Apple REIT Seven and Apple REIT Eight and is available without charge upon request of any investor or prospective investor. Please send all requests to Apple REIT Nine, Inc., 814 East Main Street, Richmond, VA 23219, Attn: Kelly Clarke; telephone: 804-344-8121.

In the five years ending December 31, 2008, Glade M. Knight sponsored only Cornerstone, Apple Hospitality Two, Apple Hospitality Five, Apple REIT Six, Apple REIT Seven and Apple REIT Eight, which have investment objectives similar to ours. Cornerstone, Apple Hospitality Two, Apple Hospitality Five, Apple REIT Six, Apple REIT Seven and Apple REIT Eight were formed to invest in existing residential rental properties and/or extended-stay and select-service hotels and possibly other properties for the purpose of providing regular monthly or quarterly distributions to shareholders and the possibility of long-term appreciation in the value of properties and shares.

On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 15, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Two ceased. Each shareholder of Apple Hospitality Two received approximately $11.20 for each outstanding unit (consisting of one common share together with one Series A preferred share).

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 25, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Five ceased. Each shareholder of Apple Hospitality Five received approximately $14.05 for each outstanding unit (consisting of one common share together with one Series A preferred share).

The information in the following tables should not be considered as indicative of our capitalization or operations. Also past performance of prior programs is not necessarily indicative of our future results. Purchasers of units offered by our offering will not have any interest in the entities referred to in the following tables or in any of the properties owned by those entities as a result of the acquisition of Units in us.

See, “Apple Nine Advisors and Apple Suites Realty—Prior Performance of Programs Sponsored by Glade M. Knight” in the prospectus for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to those of the Company.

The following tables use certain financial terms. The following paragraphs briefly describe the meanings of these terms.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.

•

“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.

•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.

•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.

•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.

•	“Return of Capital” refers to distributions to investors in excess of net income.

TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents a summary of the funds raised and the use of those funds by Apple REIT Eight, Apple REIT Seven and Apple REIT Six, whose investment objectives are similar to those of Apple REIT Nine, and whose offering closed or was in progress within the three years ending December 31, 2008.

	Apple REIT Eight	Apple REIT Seven	Apple REIT Six
Dollar Amount Offered	$1,000,000,000	$1,000,000,000	$1,000,000,000
Dollar Amount Raised	1,000,000,000	1,000,000,000	1,000,000,000
LESS OFFERING EXPENSES:
Selling Commissions and Discounts	10.00%	10.00%	10.00%
Organizational Expenses	0.15%	0.19%	0.21%
Other	0.00%	0.00%	0.00%
Reserves	0.50%	0.50%	0.50%
Percent Available from Investment	89.35%	89.31%	89.29%
ACQUISITION COSTS:
Prepaid items and fees to purchase property (1)	87.35%	87.31%	87.29%
Cash down payment	0.00%	0.00%	0.00%
Acquisition fees (2)	2.00%	2.00%	2.00%
Other	0.00%	0.00%	0.00%
Total Acquisition Costs	89.35%	89.31%	89.29%
Percentage Leverage (excluding unsecured debt)	12.89%	11.06%	7.00%
Date Offering Began	July 2007	March 2006	April 2004
Length of offering (in months)	9	17	23
Months to invest 90% of amount available for investment (measured from beginning of offering)	11	22	21

(1)	This line item includes the contracted purchase price plus any additional closing costs such as transfer taxes, title insurance and legal fees.
(2)	Substantially all of the acquisition fees were paid to the sponsor or affiliates of the sponsor. The acquisition fees include real estate commissions paid on the acquisition.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE II: COMPENSATION TO SPONSOR AND ITS AFFILIATES

Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates, and employee cost reimbursements to related entities (i) by programs organized by it and closed within three years ended December 31, 2008, and (ii) by all other programs during the three years ended December 31, 2008.

	Apple REIT Eight	Apple REIT Seven	Apple REIT Six	Apple Hospitality Five (4)	Apple Hospitality Two (3)
Date offering commenced	July 2007	March 2006	April 2004	January 2003	May 2001
Dollar amount raised	$1,000,000,000	$1,000,000,000	$1,000,000,000	$500,000,000	$300,000,000
Amounts Paid to Prior Program Sponsor from Proceeds of Offering:
Acquisition fees	—	—	—	—	—
Real Estate commission	19,011,000	18,032,000	16,906,642	8,200,000	8,247,000
Advisory Fees (2)	1,114,000	2,854,000	8,145,000	3,315,000	749,000
Other	—	—	—	—	—
Employee payroll and benefits (5)	1,871,000	3,155,000	5,532,000	2,754,135	4,378,624
Cash generated from operations before deducting payments to Prior Program Sponsor	46,391,000	126,994,000	299,914,000	167,383,000	203,609,000
Management and Accounting Fees	—	—	—	—	—
Reimbursements	—	—	—	—	423,000
Leasing Fees	—	—	—	—	—
Other Fees	—	—	—	—	15,700,000	(1)

There have been no fees from property sales or refinancings.

(1)	Effective January 31, 2003, Apple Hospitality Two acquired all shares of Apple Suites Advisors (previously owned by Mr. Glade Knight). As a result of this transaction, Mr. Knight received $2 million in cash and a note due in 2007 in the amount of $3.5 million. Additionally as the result of this transaction, Apple Hospitality Two’s Series B Preferred Shares were converted into approximately 1.3 million Series C Preferred Shares. The Series C Preferred Shares were valued at $10.2 million.
(2)	Effective February 1, 2003, Apple Hospitality Five advisory fees and related expenses were paid to Apple Hospitality Two.
(3)	On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC.
(4)	On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc.
(5)	Represents payroll and benefits expenses either directly incurred, or reimbursements to, Apple Fund Management (a subsidiary of Apple REIT Six and indirectly controlled by the Prior Performance Sponsor) or a prior related REIT organized and indirectly controlled by the Prior Program Sponsor.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS*

Table III presents a summary of the annual operating results for Apple REIT Eight, Apple REIT Seven, Apple REIT Six and Apple Hospitality Five, whose offerings closed or were in progress in the five year period ending December 31, 2008. Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. on October 5, 2007, therefore no results are presented for the year ended December 31, 2007. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.

	2008 Apple REIT Eight	2008 Apple REIT Seven	2008 Apple REIT Six	2007 Apple REIT Eight	2007 Apple REIT Seven	2007 Apple REIT Six	2006 Apple REIT Seven	2006 Apple REIT Six	2006 Apple Hospitality Five	2005 Apple REIT Six	2005 Apple Hospitality Five	2004 Apple REIT Six	2004 Apple Hospitality Five
Gross revenues	$133,284,000	$214,291,000	$264,302,000	$1,485,000	$138,564,000	$257,934,000	$20,345,000	$235,875,000	$125,369,000	$101,790,000	$109,413,000	$14,435,000	$90,260,000
Profit on sale of properties	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Operating expenses	95,047,000	144,028,000	173,098,000	2,097,000	89,338,000	165,059,000	15,689,000	154,424,000	78,881,000	68,733,000	71,207,000	11,623,000	59,107,000
Interest income (expense)	(1,928,000)	(3,766,000)	(1,784,000)	6,343,000	997,000	(1,853,000)	1,855,000	(1,809,000)	134,000	2,126,000	127,000	328,000	421,000
Depreciation	22,044,000	28,434,000	30,918,000	333,000	16,990,000	27,694,000	3,073,000	25,529,000	12,856,000	11,366,000	11,187,000	1,881,000	9,452,000
Net income (loss) GAAP basis	14,265,000	38,063,000	58,502,000	5,398,000	33,233,000	63,328,000	3,438,000	54,113,000	33,766,000	23,817,000	27,146,000	1,259,000	22,122,000
Taxable income	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from operations	39,714,000	69,025,000	88,747,000	5,563,000	49,957,000	89,848,000	5,158,000	81,363,000	47,008,000	28,907,000	38,504,000	2,904,000	30,955,000
Cash generated from sales	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: cash distributions to investors	76,378,000	81,440,000	81,746,000	14,464,000	60,234,000	78,834,000	12,526,000	77,997,000	40,467,000	48,865,000	39,781,000	9,479,000	38,928,000
Cash generated after cash distribution	(36,664,000)	(12,415,000)	7,001,000	(8,901,000)	(10,277,000)	11,014,000	(7,368,000)	3,366,000	6,541,000	(19,958,000)	(1,277,000)	(6,575,000)	(7,973,000)
Less: Special items	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated after cash distributions and special items	(36,664,000)	(12,415,000)	7,001,000	(8,901,000)	(10,277,000)	11,014,000	(7,368,000)	3,366,000	6,541,000	(19,958,000)	(1,277,000)	(6,575,000)	(7,973,000)
Capital contributions, net	234,054,000	20,599,000	16,325,000	679,435,000	541,410,000	13,159,000	363,640,000	78,026,000	(226,000)	471,784,000	(2,103,000)	333,295,000	89,836,000
Fixed asset additions	759,346,000	129,589,000	33,434,000	87,643,000	391,227,000	15,635,000	318,157,000	62,075,000	9,231,000	570,034,000	35,525,000	181,047,000	66,218,000
Line of credit-change in (1)	10,258,000	—	—	—	—	—	18,000,000	(28,000,000)	—	28,000,000	—	—	—

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS*—(Continued)

	2008 Apple REIT Eight	2008 Apple REIT Seven	2008 Apple REIT Six	2007 Apple REIT Eight	2007 Apple REIT Seven	2007 Apple REIT Six	2006 Apple REIT Seven	2006 Apple REIT Six	2006 Apple Hospitality Five	2005 Apple REIT Six	2005 Apple Hospitality Five	2004 Apple REIT Six	2004 Apple Hospitality Five
Cash generated (2)	(562,009,000)	(121,828,000)	(32,326,000)	561,985,000	97,833,000	7,101,000	44,554,000	(9,788,000)	(335,000)	(106,842,000)	(37,548,000)	142,766,000	14,810,000
End of period cash	—	20,609,000	935,000	562,009,000	142,437,000	33,261,000	44,604,000	26,160,000	1,082,000	35,948,000	1,082,000	142,790,000	38,630,000
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary income	42	45	70	11	50	72	38	66	78	50	57	24	58
Capital gain	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash distributions to investors Source (on GAAP basis)
Investment income	42	45	70	11	50	72	38	66	78	50	57	24	58
Long-term capital gain	—	—	—	—	—	—	—	—	—	—	—	—	—
Return of capital	38	35	12	25	30	8	22	14	4	30	23	26	22
Source (on Cash basis)
Sales	—	—	—	—	—	—	—	—	—	—	—	—	—
Refinancings	—	—	—	—	—	—	—	—	—	—	—	—	—
Operations	80	80	82	36	80	80	60	80	82	80	80	50	80
Other	—	—	—	—	—	—	—	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%	100%	100%

*	Any rows not reflected from SEC Industry Guide 5 are not applicable to the programs.
(1)	Amount reflects change in Company’s short term credit facilities.
(2)	Amount reflects the net change in Company’s cash balance during the year.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE IV: RESULTS OF COMPLETED PROGRAMS

Table IV shows the aggregate results during the period of operation for Cornerstone Realty, Apple Suites, Apple Hospitality Two and Apple Hospitality Five, each of which completed operations within the five year period ending December 31, 2008. Cornerstone Realty merged into Colonial Properties Trust on April 1, 2005. Apple Suites merged into Apple Hospitality Two, Inc. on January 31, 2003. Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC on May 23, 2007. Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. on October 5, 2007.

	Apple Hospitality Two	Apple Hospitality Five	Cornerstone Realty (1)	Apple Suites (2)
Dollar Amount Raised	$300,000,000	$500,000,000	$432,309,000	$125,000,000
Number of Properties Purchased	66	28	107	17
Date of Closing of Offering	11/26/02	3/18/04	12/01/01	4/17/01
Date of First Sale of Property	3/24/06	8/10/07	3/10/00	1/31/03
Date of Final Sale of Property	5/23/07	10/5/07	4/01/05	1/31/03
Tax and Distribution Data per $1,000 Investment through:
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$429	$235	$688	$193
- from recapture/return capital	$1,000	$1,000	$407	$205
Capital Gain (loss)	$288	$426	$28	$—
Deferred Gain
- Capital	$—	$—	$—	$—
- Ordinary	$—	$—	$—	$—
Cash Distributions to Investors	$1,717	$1,661	$1,123	$398	(3)
Source (on GAAP basis)
- Investment income	$717	$661	$716	$193
- Return of Capital	$1,000	$1,000	$407	$205
Source (on cash basis)
- Sales	$1,120	$1,277	$7	$—
- Refinancing	$—	$—	$—	$—
- Operations	$597	$384	$1,116	$398
- Other	$—	$—	$—	$—
Receivable on Net Purchase Money Financing	$—	$—	$—	$—

(1)	Merged into a subsidiary of Colonial Properties Trust on April 1, 2005. In connection with the merger, the aggregate value of the stock consideration issued by Colonial Properties Trust was approximately $595 million.
(2)	Merged into a subsidiary of Apple Hospitality Two, Inc. on January 31, 2003.
(3)	Non-cash consideration (stock) was received by the shareholders of Apple Suites.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results. Purchasers of Units in our offering will own no interest in these prior programs.

TABLE V: SALES OR DISPOSALS OF PROPERTIES

On July 23, 1999, Apple Residential merged with Cornerstone. Prior to the merger, Apple Residential owned 29 apartment communities containing 7,503 apartment homes. The aggregate purchase price of these apartment communities was $311 million. In addition, Apple Residential’s debt of approximately $32 million was assumed by Cornerstone.

On January 31, 2003, Apple Suites, Inc. merged into a subsidiary of Apple Hospitality Two. Prior to the merger, Apple Suites owned 17 extended-stay hotels.

On April 1, 2005, Cornerstone merged into a subsidiary of Colonial Properties Trust. Prior to the merger, Cornerstone owned 87 apartment communities.

On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC. Prior to the merger, Apple Hospitality Two owned 63 hotels.

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Prior to the merger, Apple Hospitality Five owned 27 hotels.

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Sale of 2 Cornerstone apartment communities from January 1, 2004 through April 1, 2005 (date of merger into subsidiary of Colonial Properties Trust):

Arbors at Windsor Lake	Jan-97	Jul-04	$10,500,000	—	—	—	$10,500,000	—	$12,327,274	$12,327,274		(1)
Stone Ridge	Dec-93	Jul-04	5,500,000	—	—	—	5,500,000	—	6,688,548	6,688,548		(1)

			$16,000,000				$16,000,000		$19,015,822	$19,015,822

Sale of two hotels in 2006 Apple Hospitality Two, Inc.

Charlotte	Aug 02	Mar 06	$3,700,000	—	—	—	$3,700,000	—	$5,833,000	$5,833,000	$452,000
Spartanburg	Aug 02	Mar 06	1,900,000	—	—	—	1,900,000	—	3,202,000	3,202,000	343,000

			$5,600,000				$5,600,000		$9,035,000	$9,035,000	$795,000

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

(1)	Information is not available to the registrant. The information would have been transferred to Colonial Properties Trust (which was not and is not an affiliate of ours or of Cornerstone), which acquired through merger all of the properties (including certain books and records) of Cornerstone in April 2005, or the purchasers of these specific properties (which were not and are not affiliates of us or of Cornerstone). The registrant contacted an appropriate officer of Colonial Properties Trust regarding this information and was told that the information was not held by Colonial Properties Trust. In addition, the registrant contacted an appropriate former officer of Cornerstone as to the location of these purchasers and was told that these purchasers were no longer in existence. The registrant has also been unable to locate such purchasers independently.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Company

Apple REIT Nine, Inc.

(Audited)

Report of Independent Registered Public Accounting Firm	*
Consolidated Balance Sheets—December 31, 2008 and December 31, 2007	*
Consolidated Statements of Operations—Year Ended December 31, 2008 and For the Period November 9, 2007 (initial capitalization) through December 31, 2007	*
Consolidated Statements of Shareholders’ Equity—Year Ended December 31, 2008 and For the Period November 9, 2007 (initial capitalization) through December 31, 2007	*
Consolidated Statements of Cash Flows—Year Ended December 31, 2008 and For the Period November 9, 2007 (initial capitalization) through December 31, 2007	*
Notes to Consolidated Financial Statements	*

(Unaudited)

Consolidated Balance Sheets—March 31, 2009 and December 31, 2008	*
Consolidated Statements of Operations—Three months ended March 31, 2009 and 2008	*
Consolidated Statements of Cash Flows—Three months ended March 31, 2009 and 2008	*
Notes to Consolidated Financial Statements	*

Financial Statements of Businesses Acquired

Tucson, Arizona—Hilton Garden Inn Hotel

(Audited)

Independent Auditors’ Report	*
Balance Sheet—December 31, 2007	*
Statement of Operations—Year Ended December 31, 2007	*
Statement of Owners’ Equity—Year Ended December 31, 2007	*
Statement of Cash Flows—Year Ended December 31, 2007	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and December 31, 2007	*
Statements of Operations—Six Months Ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six Months Ended June 30, 2008 and 2007	*

Charlotte Lakeside Hotel, L.P. (previous owner of Charlotte, North Carolina Homewood Suites)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations and Partners’ Deficit—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Income and Partners’ Deficit—June 30, 2008 and 2007	*
Statements of Cash Flows—June 30, 2008 and 2007	*

Santa Clarita—Courtyard by Marriott Hotel

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Members’ Equity—Years Ended December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to the Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Members’ Equity—June 30, 2008 and 2007	*
Statements of Operations—Six month periods ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six month periods ended June 30, 2008 and 2007	*

Allen Stacy Hotel, Ltd. (previous owner of Allen, Texas Hampton Inn & Suites)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*

RSV Twinsburg Hotel, Ltd. (previous owner of Twinsburg, Ohio Hilton Garden Inn)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*

SCI Lewisville Hotel Ltd. (previous owner of Lewisville, Texas Hilton Garden Inn)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*

SCI Duncanville Hotel, Ltd. (previous owner of Duncanville, Texas Hilton Garden Inn)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*

Bristol, Virginia—Courtyard Marriott

(Audited)

Report of Independent Auditors	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Statements of Owner’s Equity—Year Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and December 30, 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

Beaumont, Texas—Residence Inn by Marriott

(Audited)

Independent Auditors’ Report	*
Balance Sheet—December 31, 2007	*
Statement of Operations—Year Ended December 31, 2007	*
Statement of Partners’ Equity—Year Ended December 31, 2007	*
Statement of Cash Flows—Year Ended December 31, 2007	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and December 30, 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

Santa Clarita Hotels Portfolio

(Audited)

Independent Auditors’ Report	*
Combined Balance Sheets—December 31, 2007 and 2006	*
Combined Statements of Income—Years Ended December 31, 2007 and 2006	*
Combined Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Combined Balance Sheets—September 30, 2008 and 2007	*
Combined Statements of Income—Nine Months Ended September 30, 2008 and 2007	*
Combined Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

SCI Allen Hotel, Ltd. (previous owner of Allen, Texas Hilton Garden Inn)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

Pueblo, Colorado—Hampton Inn & Suites

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Income—Years Ended December 31, 2007 and 2006	*
Statements of Owner’s Equity—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and 2007	*
Statements of Income—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

Durham, North Carolina—Homewood Suites

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Members’ Deficit—Years Ended December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and 2007	*
Statements of Members’ Deficit—Nine Months Ended September 30, 2008 and 2007	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

RMRVH Jackson, LLC, CYRMR Jackson, LLC and VH Fort Lauderdale Investment Ltd.

(previous owners of Jackson, Tennessee Courtyard; Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn)

(Audited)

Independent Auditors’ Report	*
Combined Balance Sheets—December 30, 2007 and December 31, 2006	*
Combined Statements of Income—Years Ended December 30, 2007 and December 31, 2006	*
Combined Statements of Owners’ Equity—Years Ended December 30, 2007 and December 31, 2006	*
Combined Statements of Cash Flows—Years Ended December 30, 2007 and December 31, 2006	*
Notes to Financial Statements	*

(Unaudited)

Combined Balance Sheets—September 28, 2008 and September 30, 2007	*
Combined Statements of Income—Nine Months Ended September 28, 2008 and September 30, 2007	*
Combined Statements of Cash Flows—Nine Months Ended September 28, 2008 and September 30, 2007	*

Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of Pittsburgh, Pennsylvania Hampton Inn)

(Audited)

Independent Auditors’ Report	*
Combined Balance Sheets—December 31, 2007 and 2006	*
Combined Statements of Income—Years Ended December 31, 2007 and 2006	*
Combined Statements of Changes in Partners’ Deficit—Years Ended December 31, 2007 and 2006	*
Combined Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Schedule of General and Unapplied Expenses—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Combined Balance Sheets—September 28, 2008 and September 30, 2007	*
Combined Statements of Income—Nine Months Ended September 28, 2008 and September 30, 2007	*
Combined Statements of Changes in Partners’ Equity—Nine Months Ended September 28, 2008 and September 30, 2007	*
Combined Statements of Cash Flows—Nine Months Ended September 28, 2008 and September 30, 2007	*

Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites; and Austin, Texas Hampton Inn)

(Audited)

Independent Auditors’ Report	*
Combined Balance Sheets—December 28, 2008 and December 30, 2007	*
Combined Statements of Income—Years Ended December 28, 2008 and December 30, 2007	*
Combined Statements of Owners’ Deficit—December 28, 2008, December 30, 2007 and December 31, 2006	*
Combined Statements of Cash Flows—Years Ended December 28, 2008 and December 30, 2007	*
Notes to Combined Financial Statements	*

Pro Forma Financial Information

Apple REIT Nine, Inc. (Unaudited)

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2008	*
Notes to Pro Forma Condensed Consolidated Balance Sheet	*
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008	*
Notes to Pro Forma Condensed Consolidated Statement of Operations	*

*	Incorporated by reference herein. See “Incorporation by Reference” on page S-5 of this Supplement.